                                                                    EXHIBIT 21.1


               LIST OF DIRECT AND INDIRECT SUBSIDIARIES AND STATE
                OR JURISDICTION OF INCORPORATION OR ORGANIZATION

--  Ashland Overseas Investments Co. (Delaware)
--  Ashland Crude Marketing, Inc. (Delaware)
--  Ashland Exploration Australia Pty., Ltd. (Australia)
--  Ashland Oil (Nigeria) Company Unltd. (Nigeria)
--  Ashland Nigerian Development Co. (Delaware)
--  Ashland of Nigeria Ltd. (Delaware)
--  Ashland Exploration Nigeria, Inc. (Delaware)
--  Ashland Nigeria Exploration Unltd. (Nigeria)